U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934
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Duck Creek Technologies, Inc.
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Duck Creek Technologies, Inc.
22 Boston Wharf Road, Floor 10
Boston, MA 02210

SUPPLEMENT TO PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON FEBRUARY 22, 2022

This proxy statement supplement, dated January 20, 2022 (this “Supplement”), supplements the proxy statement, dated December 28, 2021 (the “Proxy Statement”), in connection with the solicitation of proxies by and on behalf of the Board of Directors (the “Board”) with respect to the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) of Duck Creek Technologies, Inc., a Delaware corporation (the “Company”), to be held on Tuesday, February 22, 2022. The primary purpose of this Supplement is to provide information relating to the resignation of a member of the Board and should be read in conjunction with the Proxy Statement.

Director Resignation

As previously disclosed, on January 19, 2022, Charles Moran resigned, effective immediately, from the Board. Accordingly, Mr. Moran also no longer serves as a member of the Nominating and Corporate Governance Committee or as the chair of the Compensation Committee. While Mr. Moran was still eligible to serve on the Board and has made valuable contributions, the Board accepted Mr. Moran’s resignation due to a familial relationship with an officer of the Company, as described in the Proxy Statement. Mr. Moran’s resignation is not the result of any disagreement with the Company.

The Company entered into a consulting agreement, dated as of January 19, 2022, with Mr. Moran in connection with his resignation. Pursuant to this agreement, Mr. Moran will provide periodic consulting services to the Company through December 31, 2022 for a cash fee that will not exceed $120,000 and equity awards previously granted to him will continue to vest under the Company’s equity incentive plan.

Following the resignation of Mr. Moran, the Board size has been reduced to eight members. Accordingly, William Bloom, Kathy Crusco, Julie Dodd and Francis Pelzer (half of the remaining eight directors) are independent directors, and the Company has undertaken a search to identify a new independent director. In addition, the Board appointed Ms. Crusco as the chair of the Compensation Committee, effective January 19, 2022.

For detailed information regarding the composition of our Board and its committees, as well as other corporate governance policies, please refer to the Proxy Statement.